Exhibit 99.1

TRI POINTE GROUP, INC. REPORTS 2018 FIRST QUARTER RESULTS

-New Home Deliveries up 22% and New Home Orders up 15% for the Quarter-
-Backlog Dollar Value up 39% on a 24% Increase in Backlog Units-
-Homebuilding Gross Margin Percentage Increased 390 Basis Points to 22.7%-
-Reports Diluted Earnings Per Share of $0.28, up from $0.05 in the Prior Year-
Irvine, California, April 25, 2018 /Business Wire/ – TRI Pointe Group, Inc. (the "Company") (NYSE: TPH) today announced results for the first quarter ended March 31, 2018.
Results and Operational Data for First Quarter 2018 and Comparisons to First Quarter 2017

•	Net income available to common stockholders was $42.9 million, or $0.28 per diluted share, compared to $8.2 million, or $0.05 per diluted share

•	New home orders of 1,496 compared to 1,299, an increase of 15%

•	Active selling communities averaged 129.8 compared to 125.5, an increase of 3%

◦	New home orders per average selling community were 11.5 orders (3.8 monthly) compared to 10.4 orders (3.5 monthly)

◦	Cancellation rate remained flat at 14%

•	Backlog units at quarter end of 2,143 homes compared to 1,734, an increase of 24%

◦	Dollar value of backlog at quarter end of $1.4 billion compared to $1.0 billion, an increase of 39%

◦	Average sales price in backlog at quarter end of $658,000 compared to $585,000, an increase of 12%

•	Home sales revenue of $582.6 million compared to $392.0 million, an increase of 49%

◦	New home deliveries of 924 homes compared to 758 homes, an increase of 22%

◦	Average sales price of homes delivered of $630,000 compared to $517,000, an increase of 22%

•	Homebuilding gross margin percentage of 22.7% compared to 18.8%, an increase of 390 basis points

◦	Excluding interest and impairments and lot option abandonments, adjusted homebuilding gross margin percentage was 25.2%*

•	SG&A expense as a percentage of homes sales revenue of 12.9% compared to 15.7%, a decrease of 280 basis points

•	Ratios of debt-to-capital and net debt-to-net capital of 42.9% and 36.9%*, respectively, as of March 31, 2018

•	Ended first quarter of 2018 with total liquidity of $917.2 million, including cash of $324.6 million and $592.6 million of availability under the Company's unsecured revolving credit facility

*    See "Reconciliation of Non-GAAP Financial Measures"
“2018 is off to a great start,” said TRI Pointe Group Chief Executive Officer Doug Bauer. “Earnings per share for the first quarter of 2018 grew more than five-fold on a year-over-year basis, thanks to significant increases in unit deliveries, average sales prices, and homebuilding gross margins. We saw strong demand throughout the quarter, as evidenced by our absorption rate of 3.8 homes per community per month. This demand was broad based, both from a geographic and segmentation standpoint, which enabled us to raise prices in several of our communities and helped offset cost pressures that the homebuilding industry has been facing. Our legacy assets in California continued to deliver strong results for our company, and I am pleased to report that all of our brands posted year-over-year homebuilding gross margin improvement. With excellent momentum on a number of fronts and a 39% increase to quarter-ending backlog on a dollar value basis, TRI Pointe Group is well positioned to achieve its goals in 2018.”

First Quarter 2018 Operating Results
Net income available to common stockholders was $42.9 million, or $0.28 per diluted share, for the first quarter of 2018, compared to net income available to common stockholders of $8.2 million, or $0.05 per diluted share, for the first quarter of 2017.
Home sales revenue increased $190.6 million, or 49%, to $582.6 million for the first quarter of 2018, as compared to $392.0 million for the first quarter of 2017.  The increase was primarily attributable to a 22% increase in new home deliveries to 924, and a 22% increase in the average sales price of homes delivered to $630,000, compared to $517,000 in the first quarter of 2017.
New home orders increased 15% to 1,496 homes for the first quarter of 2018, as compared to 1,299 homes for the same period in 2017.  Average selling communities increased 3% to 129.8 for the first quarter of 2018 compared to 125.5 for the first quarter of 2017. The Company’s overall absorption rate per average selling community increased 11% for the first quarter of 2018 to 11.5 orders (3.8 monthly) compared to 10.4 orders (3.5 monthly) during the first quarter of 2017.
The Company ended the quarter with 2,143 homes in backlog, representing approximately $1.4 billion. The average sales price of homes in backlog as of March 31, 2018 increased $73,000, or 12%, to $658,000, compared to $585,000 as of March 31, 2017.
Homebuilding gross margin percentage for the first quarter of 2018 increased to 22.7%, compared to 18.8% for the first quarter of 2017.  Excluding interest and impairments and lot option abandonments in cost of home sales, adjusted homebuilding gross margin percentage was 25.2%* for the first quarter of 2018, compared to 21.3%* for the first quarter of 2017.  The increase in homebuilding gross margin percentage was largely due to the mix of homes delivered, primarily in California.
Selling, general and administrative ("SG&A") expense for the first quarter of 2018 decreased to 12.9% of home sales revenue as compared to 15.7% for the first quarter of 2017 primarily due to increased leverage as a result of a 49% increase in home sales revenue.
“Our performance this quarter is a testament to the quality of our local leadership teams and the emphasis TRI Pointe Group has put on design and innovation,” said TRI Pointe Group Chief Operating Officer Tom Mitchell. “Housing fundamentals remain strong in the markets in which we build, and we’ve been able to capitalize on this strength by making sure we have the right product in the right location. We have empowered our local teams to run their operations in an entrepreneurial manner, and they in turn have embraced TRI Pointe’s unique approach to homebuilding. This dynamic has been our formula for success for several years now, and we believe it will continue into the future.”
* See “Reconciliation of Non-GAAP Financial Measures”
Outlook
For the second quarter of 2018, the Company expects to open 16 new communities, and close out of 19, resulting in 128 active selling communities as of June 30, 2018.  In addition, the Company anticipates delivering 50% to 55% of its 2,143 units in backlog as of March 31, 2018 at an average sales price in a range of $620,000 to $630,000.  The Company anticipates its homebuilding gross margin percentage will be in a range of 21.0% to 21.5% for the second quarter. Finally, the Company expects its SG&A expense as a percentage of home sales revenue to be in the range of 11.5% to 12.0% for the second quarter.
For the full year 2018, the Company is reiterating its original guidance of growing average selling communities by 5% compared to 2017 and delivering between 5,100 and 5,400 homes at an average sales price of approximately $610,000. The Company is updating its homebuilding gross margin percentage for the full year 2018 to be in the range of 21.0% to 21.5%, raising the low end of its previously stated range of 20.5% to 21.5%. The Company is reiterating its original guidance of SG&A expense as a percentage of home sales revenue to be in the range of 9.9% to 10.3% and its effective tax rate to be in the range of 25% to 26%.

Earnings Conference Call
The Company will host a conference call via live webcast for investors and other interested parties beginning at 10:00 a.m. Eastern Time on Wednesday, April 25, 2018.  The call will be hosted by Doug Bauer, Chief Executive Officer, Tom Mitchell, President and Chief Operating Officer and Mike Grubbs, Chief Financial Officer.
Interested parties can listen to the call live and view the related presentation slides on the internet through the Investor Relations section of the Company’s website at www.TRIPointeGroup.com. Listeners should go to the website at least fifteen minutes prior to the call to download and install any necessary audio software.  The call can also be accessed by dialing 1-877-407-3982 for domestic participants or 1-201-493-6780 for international participants. Participants should ask for the TRI Pointe Group First Quarter 2018 Earnings Conference Call. Those dialing in should do so at least ten minutes prior to the start. The replay of the call will be available for two weeks following the call.  To access the replay, the domestic dial-in number is 1-844-512-2921, the international dial-in number is 1-412-317-6671, and the reference code is #13678166.  An archive of the webcast will be available on the Company’s website for a limited time.
About TRI Pointe Group, Inc.
Headquartered in Irvine, California, TRI Pointe Group, Inc. (NYSE: TPH) is among the largest public homebuilders in the United States. The company designs, constructs and sells premium single-family homes through its portfolio of six quality brands across eight states, including Maracay Homes® in Arizona; Pardee Homes® in California and Nevada; Quadrant Homes® in Washington; Trendmaker® Homes in Texas; TRI Pointe Homes® in California and Colorado; and Winchester® Homes in Maryland and Virginia. Additional information is available at www.TRIPointeGroup.com. Winchester is a registered trademark and is used with permission.

Forward-Looking Statements
Various statements contained in this press release, including those that express a belief, expectation or intention, as well as those that are not statements of historical fact, are forward-looking statements.  These forward-looking statements may include, but are not limited to, statements regarding our strategy, projections and estimates concerning the timing and success of specific projects and our future production, land and lot sales, operational and financial results, including our estimates for growth, financial condition, sales prices, prospects, and capital spending.  Forward-looking statements that are included in this press release are generally accompanied by words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “future,” “goal,” “guidance,” “intend,” “likely,” “may,” “might,” “outlook,” “plan,” “potential,” “predict,” “project,” “should,” “strategy,” “target,” “will,” “would,” or other words that convey future events or outcomes.  The forward-looking statements in this press release speak only as of the date of this press release, and we disclaim any obligation to update these statements unless required by law, and we caution you not to rely on them unduly.  These forward-looking statements are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control.  The following factors, among others, may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements: the effect of general economic conditions, including employment rates, housing starts, interest rate levels, availability of financing for home mortgages and strength of the U.S. dollar; market demand for our products, which is related to the strength of the various U.S. business segments and U.S. and international economic conditions; levels of competition; the successful execution of our internal performance plans, including any restructuring and cost reduction initiatives; global economic conditions; raw material prices; oil and other energy prices; the effect of weather, including the re-occurrence of drought conditions in California; the risk of loss from earthquakes, volcanoes, fires, floods, droughts, windstorms, hurricanes, pest infestations and other natural disasters, and the risk of delays, reduced consumer demand, and shortages and price increases in labor or materials associated with such natural disasters; transportation costs; federal and state tax policies; the effect of land use, environment and other governmental regulations; legal proceedings or disputes and the adequacy of reserves; risks relating to any unforeseen changes to or effects on liabilities, future capital expenditures, revenues, expenses, earnings, synergies, indebtedness, financial condition, losses and future prospects; changes in accounting principles; risks related to unauthorized access to our computer systems, theft of our customers’ confidential information or other forms of cyber-attack; and additional factors discussed under the sections captioned “Risk Factors” included in our annual and quarterly reports filed with the Securities and Exchange Commission.  The foregoing list is not exhaustive.  New risk factors may emerge from time to time and it is not possible for management to predict all such risk factors or to assess the impact of such risk factors on our business.
Investor Relations Contact:
Chris Martin, TRI Pointe Group
Drew Mackintosh, Mackintosh Investor Relations
InvestorRelations@TRIPointeGroup.com, 949-478-8696
Media Contact:
Carol Ruiz, cruiz@newgroundco.com, 310-437-0045

KEY OPERATIONS AND FINANCIAL DATA
(dollars in thousands)
(unaudited)

	Three Months Ended March 31,
	2018	2017	Change
Operating Data:
Home sales revenue	$582,572	$392,004	$190,568
Homebuilding gross margin	$132,070	$73,600	$58,470
Homebuilding gross margin %	22.7%	18.8%	3.9%
Adjusted homebuilding gross margin %*	25.2%	21.3%	3.9%
SG&A expense	$75,097	$61,349	$13,748
SG&A expense as a % of home sales revenue	12.9%	15.7%	(2.8)%
Net income available to common stockholders	$42,880	$8,193	$34,687
Adjusted EBITDA*	$80,988	$27,681	$53,307
Interest incurred	$21,520	$18,873	$2,647
Interest in cost of home sales	$14,229	$9,680	$4,549

Other Data:
Net new home orders	1,496	1,299	197
New homes delivered	924	758	166
Average sales price of homes delivered	$630	$517	$113
Average selling communities	129.8	125.5	4.3
Selling communities at end of period	131	123	8
Cancellation rate	14%	14%	0%
Backlog (estimated dollar value)	$1,409,042	$1,014,163	$394,879
Backlog (homes)	2,143	1,734	409
Average sales price in backlog	$658	$585	$73

	March 31,	December 31,
	2018	2017	Change
Balance Sheet Data:
Cash and cash equivalents	$324,608	$282,914	$41,694
Real estate inventories	$3,145,555	$3,105,553	$40,002
Lots owned or controlled	28,191	27,312	879
Homes under construction (1)	2,282	1,941	341
Homes completed, unsold	201	269	(68)
Debt	$1,473,074	$1,471,302	$1,772
Stockholders' equity	$1,963,644	$1,929,722	$33,922
Book capitalization	$3,436,718	$3,401,024	$35,694
Ratio of debt-to-capital	42.9%	43.3%	(0.4)%
Ratio of net debt-to-net capital*	36.9%	38.1%	(1.2)%
__________

(1)	Homes under construction included 80 and 60 models at March 31, 2018 and December 31, 2017, respectively.

*	See “Reconciliation of Non-GAAP Financial Measures”

CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)

	March 31,	December 31,
	2018	2017
Assets	(unaudited)
Cash and cash equivalents	$324,608	$282,914
Receivables	55,249	125,600
Real estate inventories	3,145,555	3,105,553
Investments in unconsolidated entities	4,699	5,870
Goodwill and other intangible assets, net	160,827	160,961
Deferred tax assets, net	73,818	76,413
Other assets	82,005	48,070
Total assets	$3,846,761	$3,805,381

Liabilities
Accounts payable	$76,249	$72,870
Accrued expenses and other liabilities	333,190	330,882
Senior notes	1,473,074	1,471,302
Total liabilities	1,882,513	1,875,054

Commitments and contingencies

Equity
Stockholders' Equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized; no shares issued and outstanding as of March 31, 2018 and December 31, 2017, respectively	—	—
Common stock, $0.01 par value, 500,000,000 shares authorized; 151,922,459 and 151,162,999 shares issued and outstanding at March 31, 2018 and December 31, 2017, respectively	1,519	1,512
Additional paid-in capital	792,369	793,980
Retained earnings	1,169,756	1,134,230
Total stockholders' equity	1,963,644	1,929,722
Noncontrolling interests	604	605
Total equity	1,964,248	1,930,327
Total liabilities and equity	$3,846,761	$3,805,381

CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands, except share and per share amounts)
(unaudited)

	Three Months Ended March 31,
	2018	2017
Homebuilding:
Home sales revenue	$582,572	$392,004
Land and lot sales revenue	223	578
Other operations revenue	598	568
Total revenues	583,393	393,150
Cost of home sales	450,502	318,404
Cost of land and lot sales	503	654
Other operations expense	602	560
Sales and marketing	38,283	26,700
General and administrative	36,814	34,649
Homebuilding income from operations	56,689	12,183
Equity in (loss) income of unconsolidated entities	(468)	138
Other income, net	171	77
Homebuilding income before income taxes	56,392	12,398
Financial Services:
Revenues	283	241
Expenses	137	74
Equity in income of unconsolidated entities	1,002	266
Financial services income before income taxes	1,148	433
Income before income taxes	57,540	12,831
Provision for income taxes	(14,660)	(4,614)
Net income	42,880	8,217
Net income attributable to noncontrolling interests	—	(24)
Net income available to common stockholders	$42,880	$8,193
Earnings per share
Basic	$0.28	$0.05
Diluted	$0.28	$0.05
Weighted average shares outstanding
Basic	151,464,547	158,769,478
Diluted	152,775,851	159,390,586

MARKET DATA BY REPORTING SEGMENT & STATE
(dollars in thousands)
(unaudited)

	Three Months Ended March 31,
	2018		2017
	New Homes Delivered	Average Sales Price	New Homes Delivered	Average Sales Price
New Homes Delivered:
Maracay Homes	125	$468	119	$429
Pardee Homes	274	659	196	427
Quadrant Homes	83	739	63	633
Trendmaker Homes	84	490	106	490
TRI Pointe Homes	269	708	208	629
Winchester Homes	89	570	66	524
Total	924	$630	758	$517

	Three Months Ended March 31,
	2018		2017
	New Homes Delivered	Average Sales Price	New Homes Delivered	Average Sales Price
New Homes Delivered:
California	400	$736	299	$570
Colorado	60	580	30	564
Maryland	66	544	46	499
Virginia	23	645	20	582
Arizona	125	468	119	429
Nevada	83	503	75	364
Texas	84	490	106	490
Washington	83	739	63	633
Total	924	$630	758	$517

MARKET DATA BY REPORTING SEGMENT & STATE, continued
(unaudited)

	Three Months Ended March 31,
	2018		2017
	Net New Home Orders	Average Selling Communities	Net New Home Orders	Average Selling Communities
Net New Home Orders:
Maracay Homes	153	13.2	184	16.5
Pardee Homes	473	32.5	378	28.5
Quadrant Homes	108	7.0	120	7.5
Trendmaker Homes	155	29.8	151	32.0
TRI Pointe Homes	459	33.8	353	29.3
Winchester Homes	148	13.5	113	11.7
Total	1,496	129.8	1,299	125.5

	Three Months Ended March 31,
	2018		2017
	Net New Home Orders	Average Selling Communities	Net New Home Orders	Average Selling Communities
Net New Home Orders:
California	628	44.5	564	41.5
Colorado	102	7.0	53	5.0
Maryland	100	9.5	67	8.0
Virginia	48	4.0	46	3.7
Arizona	153	13.2	184	16.5
Nevada	202	14.8	114	11.3
Texas	155	29.8	151	32.0
Washington	108	7.0	120	7.5
Total	1,496	129.8	1,299	125.5

MARKET DATA BY REPORTING SEGMENT & STATE, continued
(dollars in thousands)
(unaudited)

	As of March 31, 2018			As of March 31, 2017
	Backlog Units	Backlog Dollar Value	Average Sales Price	Backlog Units	Backlog Dollar Value	Average Sales Price
Backlog:
Maracay Homes	245	$123,617	$505	313	$153,389	$490
Pardee Homes	608	408,324	672	442	248,621	562
Quadrant Homes	169	138,025	817	158	111,551	706
Trendmaker Homes	244	134,632	552	208	107,860	519
TRI Pointe Homes	667	474,240	711	443	283,986	641
Winchester Homes	210	130,204	620	170	108,756	640
Total	2,143	$1,409,042	$658	1,734	$1,014,163	$585

	As of March 31, 2018			As of March 31, 2017
	Backlog Units	Backlog Dollar Value	Average Sales Price	Backlog Units	Backlog Dollar Value	Average Sales Price
Backlog:
California	894	$662,008	$741	667	$421,381	$632
Colorado	142	81,743	576	82	50,100	611
Maryland	147	83,339	567	123	73,226	595
Virginia	63	46,865	744	47	35,530	756
Arizona	245	123,617	505	313	153,389	490
Nevada	239	138,813	581	136	61,126	449
Texas	244	134,632	552	208	107,860	519
Washington	169	138,025	817	158	111,551	706
Total	2,143	$1,409,042	$658	1,734	$1,014,163	$585

MARKET DATA BY REPORTING SEGMENT & STATE, continued
(unaudited)

	March 31,	December 31,
	2018	2017
Lots Owned or Controlled(1):
Maracay Homes	3,001	2,519
Pardee Homes	15,613	15,144
Quadrant Homes	1,773	1,726
Trendmaker Homes	1,932	1,855
TRI Pointe Homes	3,717	3,964
Winchester Homes	2,155	2,104
Total	28,191	27,312

	March 31,	December 31,
	2018	2017
Lots Owned or Controlled(1):
California	16,140	16,292
Colorado	782	742
Maryland	1,445	1,507
Virginia	710	597
Arizona	3,001	2,519
Nevada	2,408	2,074
Texas	1,932	1,855
Washington	1,773	1,726
Total	28,191	27,312

	March 31,	December 31,
	2018	2017
Lots by Ownership Type:
Lots owned	23,690	23,940
Lots controlled(1)	4,501	3,372
Total	28,191	27,312
__________

(1)	As of March 31, 2018 and December 31, 2017, lots controlled included lots that were under land option contracts or purchase contracts.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(unaudited)
In this press release, we utilize certain financial measures that are non-GAAP financial measures as defined by the Securities and Exchange Commission. We present these measures because we believe they and similar measures are useful to management and investors in evaluating the Company’s operating performance and financing structure. We also believe these measures facilitate the comparison of our operating performance and financing structure with other companies in our industry. Because these measures are not calculated in accordance with Generally Accepted Accounting Principles (“GAAP”), they may not be comparable to other similarly titled measures of other companies and should not be considered in isolation or as a substitute for, or superior to, financial measures prepared in accordance with GAAP.
The following table reconciles homebuilding gross margin percentage, as reported and prepared in accordance with GAAP, to the non-GAAP measure adjusted homebuilding gross margin percentage. We believe this information is meaningful as it isolates the impact that leverage has on homebuilding gross margin and permits investors to make better comparisons with our competitors, who adjust gross margins in a similar fashion.

	Three Months Ended March 31,
	2018	%	2017	%
	(dollars in thousands)
Home sales revenue	$582,572	100.0%	$392,004	100.0%
Cost of home sales	450,502	77.3%	318,404	81.2%
Homebuilding gross margin	132,070	22.7%	73,600	18.8%
Add: interest in cost of home sales	14,229	2.4%	9,680	2.5%
Add: impairments and lot option abandonments	248	0.0%	288	0.1%
Adjusted homebuilding gross margin	$146,547	25.2%	$83,568	21.3%
Homebuilding gross margin percentage	22.7%		18.8%
Adjusted homebuilding gross margin percentage	25.2%		21.3%

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (continued)
(unaudited)

The following table reconciles the Company’s ratio of debt-to-capital to the non-GAAP ratio of net debt-to-net capital. We believe that the ratio of net debt-to-net capital is a relevant financial measure for management and investors to understand the leverage employed in our operations and as an indicator of the Company’s ability to obtain financing.

	March 31, 2018	December 31, 2017
Senior notes	$1,473,074	$1,471,302
Total debt	1,473,074	1,471,302
Stockholders’ equity	1,963,644	1,929,722
Total capital	$3,436,718	$3,401,024
Ratio of debt-to-capital(1)	42.9%	43.3%

Total debt	$1,473,074	$1,471,302
Less: Cash and cash equivalents	(324,608)	(282,914)
Net debt	1,148,466	1,188,388
Stockholders’ equity	1,963,644	1,929,722
Net capital	$3,112,110	$3,118,110
Ratio of net debt-to-net capital(2)	36.9%	38.1%
__________

(1)	The ratio of debt-to-capital is computed as the quotient obtained by dividing debt by the sum of debt plus equity.

(2)	The ratio of net debt-to-net capital is computed as the quotient obtained by dividing net debt (which is debt less cash and cash equivalents) by the sum of net debt plus equity.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (continued)
(unaudited)

The following table calculates the non-GAAP financial measures of EBITDA and Adjusted EBITDA and reconciles those amounts to net income, as reported and prepared in accordance with GAAP.  EBITDA means net income before (a) interest expense, (b) expensing of previously capitalized interest included in costs of home sales, (c) income taxes and (d) depreciation and amortization. Adjusted EBITDA means EBITDA before (e) amortization of stock-based compensation, (f) impairments and lot option abandonments and (h) restructuring charges. Other companies may calculate EBITDA and Adjusted EBITDA (or similarly titled measures) differently. We believe EBITDA and Adjusted EBITDA are useful measures of the Company’s ability to service debt and obtain financing.

	Three Months Ended March 31,
	2018	2017
	(in thousands)
Net income available to common stockholders	$42,880	$8,193
Interest expense:
Interest incurred	21,520	18,873
Interest capitalized	(21,520)	(18,873)
Amortization of interest in cost of sales	14,242	9,687
Provision for income taxes	14,660	4,614
Depreciation and amortization	5,488	822
EBITDA	77,270	23,316
Amortization of stock-based compensation	3,470	3,841
Impairments and lot option abandonments	248	321
Restructuring charges	—	203
Adjusted EBITDA	$80,988	$27,681